EXHIBIT 2.2


                          SECURITIES PURCHASE AGREEMENT



                                     BETWEEN

                               ENRON FINANCE CORP.

                                       AND

                            DOMAIN ENERGY CORPORATION



                                November 21, 1997


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                                TABLE OF CONTENTS

                                                                     Page

      ARTICLE I.        PURCHASE AND SALE OF THE GULFSTAR
                        HOLDINGS.....................................  2
            1.1   Purchase and Sale of the Gulfstar Holdings.........  2
            1.2   Consideration......................................  2
            1.3   Alternate Consideration............................  2

      ARTICLE II.       CLOSING......................................  2
            2.1   Closing............................................  2

      ARTICLE III.      REPRESENTATIONS AND WARRANTIES...............  3
            3.1   Representations and Warranties of EFC..............  3
                  (a)   Ownership of Gulfstar Holdings...............  3
                  (b)   Organization and Standing....................  4
                  (c)   Corporate Power and Authority................  4
                  (d)   Conflicts; Consents and Approvals............  4
                  (e)   Brokers......................................  5
                  (f)   No Litigation................................  5
                  (g)   Disclosure of Agreements.....................  5
                  (h)   Certain RIMCO Agreement Conditions...........  6
                  (i)   Investment Intent............................  6
                  (j)   Disclosure of Information....................  6
                  (k)   Investment Experience........................  6
                  (l)   Restricted Securities........................  7
                  (m)   Legends......................................  7
                  (n)   Disclosure...................................  7
                  (o)   Certain Defined Terms........................  7
            3.2   Representations and Warranties of Domain...........  7
                  (a)   Organization and Standing....................  7
                  (b)   Capitalization of Domain........................
                  (c)   Corporate Power and Authority................  9
                  (d)   Conflicts; Consents and Approvals............  9
                  (e)   Domain Shares................................ 10
                  (f)   Investment Purpose........................... 10
                  (g)   Brokers...................................... 10
                  (h)   Litigation................................... 11
                  (i)   Financial Statements......................... 11
                  (j)   Liabilities.................................. 11
                  (k)   No Default................................... 12
                  (l)   Disclosure................................... 12
                  (m)   Domain SEC Documents......................... 12

      ARTICLE IV.       ADDITIONAL AGREEMENTS, COVENANTS AND
                        REPRESENTATIONS.............................. 13
            4.1   Reasonable Business Efforts........................ 13
            4.2   Confidentiality.................................... 13
            4.3   Certain Prohibited Actions......................... 14


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            4.4   Mutual Representation.............................. 14
            4.5   Further Assurances................................. 15
            4.6   Registration Rights Agreement...................... 15
            4.7   Voting Matters..................................... 15
            4.8  Domain Shares....................................... 16

      ARTICLE V.        INDEMNIFICATION.............................. 17
            5.1   Indemnification by Domain.......................... 17
            5.2   Indemnification by EFC............................. 17
            5.3   Defense of Third Party Claims...................... 17
            5.4   Survival of Representations and Warranties......... 18

      ARTICLE VI.       CONDITIONS TO CLOSING........................ 18
            6.1   Conditions to the Obligation of Domain............. 18
            6.2   Conditions to the Obligation of EFC................ 20

      ARTICLE VII.      TERMINATION.................................. 21
            7.1   Events of Termination.............................. 21
            7.2   Effect of Termination.............................. 22

      ARTICLE VIII.     MISCELLANEOUS................................ 22
            8.1   Waiver and Amendment............................... 22
            8.2   Assignment......................................... 23
            8.3   Notices............................................ 23
            8.4   Governing Law...................................... 24
            8.5   Severability....................................... 24
            8.6   Counterparts....................................... 24
            8.7   Headings........................................... 24
            8.8   Entire Agreement; Third Party Beneficiaries........ 24
            8.9   Arbitration........................................ 25
                  (a)   Binding Arbitration.......................... 25
                  (b)   Governing Rules.............................. 25
                  (c)   Arbitrators.................................. 25
                  (d)   Conduct of Arbitration....................... 26




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EFC DISCLOSURE SCHEDULES
3.1(a)      Ownership of Gulfstar Holdings
3.1(g)      EFC/Gulfstar Agreements


DOMAIN DISCLOSURE SCHEDULES
3.2(b)      Capitalization
3.2(g)      Domain Brokers
3.2(h)      Litigation

EXHIBITS
Exhibit A Form of Assignment and Assumption Agreement
Exhibit B Form of Assignment of Liens and Security Interests
Exhibit C Form of Registration Rights Agreement
Exhibit D Form of Letter Agreement between the Company and Fairfield Industries
          Incorporated
Exhibit E Form of Letter Agreement between Domain and Cheyenne Petroleum Company



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
                             INDEX OF DEFINED TERMS

AAA............................................................ 8.9(b)
affiliate...................................................... 3.1(a)
Agreement...................................................... Recitals
Arbitrators.................................................... 8.9(c)
Cash Consideration............................................. 1.2
Closing........................................................ 2.1
Closing Date................................................... 2.1
Commission..................................................... 3.1(i)
Common Stock................................................... Recitals
Company........................................................ Recitals
Completion Cost Notes.......................................... Recitals
controls....................................................... 3.1(a)
Dispute........................................................ 8.9(a)
Domain......................................................... Recitals
Domain Assets.................................................. 3.2(i)
Domain Audited Financials...................................... 3.2(i)
Domain Common Stock............................................ 1.2
Domain Disclosure Schedules.................................... 3.2(b)
Domain Financial Statements.................................... 3.2(i)
Domain Preferred Stock......................................... 3.2(b)
Domain SEC Documents........................................... 3.2(m)
Domain Shares.................................................. 1.3
Domain Sub..................................................... Recitals
Domain's Related Persons....................................... 5.2
ECT............................................................ 3.2(b)
EFC............................................................ Recitals
EFC Disclosure Schedules....................................... 3.1(a)
EFC's Related Persons.......................................... 5.1
Exchange Act................................................... 3.2(m)
GAAP........................................................... 3.2(i)
General Obligation Notes....................................... Recitals
Governmental Authority......................................... 3.1(d)(iv)
IPO Prospectus................................................. 3.1(j)
Liens.......................................................... 3.1(a)
Main Domain Shares............................................. 1.2
Merger......................................................... 4.7(a)
Merger Agreement............................................... Recitals
NYSE........................................................... 4.8
Other Rights................................................... Recitals
Override Notes................................................. Recitals
Plan........................................................... Recitals
Preferred Stock................................................ Recitals
Registration Rights Agreement.................................. 4.6
Registration Statement......................................... 3.2(m)
RIMCO Agreement................................................ 3.1(h)
Securities Act................................................. 3.1(i)
Special Meeting................................................ 4.7(a)
Stock Purchase Agreement....................................... 3.2(b)

                          SECURITIES PURCHASE AGREEMENT


            This Securities Purchase Agreement ("this Agreement") is made and entered into as of November 21, 1997, by and between Enron Finance Corp., a Delaware corporation ("EFC"), and Domain Energy Corporation, a Delaware corporation ("Domain").

            WHEREAS, EFC holds, in the aggregate, (i) 279,008 shares of Series A Common Stock and 22,244 shares of Series B Common Stock (together, the "Common Stock"), of Gulfstar Energy, Inc. (the "Company"), (ii) 55,796 shares of the Company's 12-1/2% Cumulative Preferred Stock, Series 1 (the "Preferred Stock"),
(iii) those three certain Secured Limited Recourse Notes made by the Company and dated November 14, 1996, in the respective face amounts of $1,520,000, $2,470,000 and $1,010,000 (collectively, the "Completion Cost Notes"), (iv) those three certain promissory notes made by the Company and dated May 30, 1995, in the respective face amounts of $135,850, $83,600, and $55,550 (the "Override Notes"), (v) those three certain notes made by the Company and dated May 30, 1995, in the respective face amounts of $1,782,960, $2,897,310 and $1,184,730
(the "General Obligation Notes"), and (vi) certain other rights and interests to be conveyed to Domain pursuant to the Assignment and Assumption Agreement attached hereto as Exhibit A and the Assignment of Liens and Security Interests attached hereto as Exhibit B (collectively, the "Other Rights"); the Completion Cost Notes, the Override Notes and the General Obligation Notes are hereinafter referred to collectively as the "Notes", and the Notes, the Common Stock, the Preferred Stock and the Other Rights are hereinafter referred to collectively as the "Gulfstar Holdings";

            WHEREAS, in accordance with a plan arranged by Domain, EFC and the Company (the "Plan"), Domain will purchase, and EFC will sell, the Gulfstar Holdings pursuant to the terms of this Agreement and, immediately thereafter, a wholly-owned subsidiary of Domain will be merged with and into the Company pursuant to that certain Agreement and Plan of Merger dated November 21, 1997 (the "Merger Agreement"), by and among Domain, the Company and Domain Gulf Acquisition Corp., a Delaware corporation ("Domain Sub").

            WHEREAS, the intent of Domain, EFC and the Company in adopting the Plan was to allow Domain to acquire (directly or indirectly) all of the outstanding equity interests in the Company in a taxable transaction;


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            WHEREAS, the parties hereto desire to set forth certain
representations and warranties made by each to the other as an inducement to the consummation of the purchase and sale of the Gulfstar Holdings.

            NOW, THEREFORE, in consideration of the premises and of the mutual representations and warranties contained herein and for other consideration as set forth below, the parties hereto hereby agree as follows:

                                   ARTICLE I.

               PURCHASE AND SALE OF THE GULFSTAR HOLDINGS

            1.1 Purchase and Sale of the Gulfstar Holdings. Pursuant to the terms of this Agreement, on the Closing Date (as hereinafter defined), Domain will purchase from EFC, and EFC will sell, transfer and assign to Domain, the Gulfstar Holdings.

            1.2 Consideration. On the terms and subject to the conditions of this Agreement, on the Closing Date, Domain will purchase the Gulfstar Holdings for (i) $7,900,000 in cash, payable in immediately available funds to an account or accounts designated by EFC (the "Cash Consideration") and (ii) 263,158 shares (the "Main Domain Shares") of the common stock, $.01 par value per share, of Domain ("Domain Common Stock").

            1.3 Alternate Consideration. By written notice to Domain given not later than three (3) business days prior to the Closing Date, EFC may elect to alter the composition of the Cash Consideration by causing Domain to purchase the Gulfstar Holdings for (i) $7,400,000 in cash, payable in immediately available funds to an account or accounts designated by EFC and (ii) a number of shares of the Domain Common Stock equal to the quotient of (x) $500,000 divided by (y) the last sale price of Domain Common Stock as reported on the New York Stock Exchange Composite Tape on the third business day immediately preceding the Closing Date, rounded up or down to the nearest whole share (the "Alternate Domain Shares" and, together with the Main Domain Shares, the "Domain Shares").

                                   ARTICLE II.

                                     CLOSING

            2.1 Closing. Subject to the satisfaction or waiver of the conditions to closing set forth in Article VI,


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the closing ("Closing") of the acquisition of the Gulfstar Holdings contemplated hereby shall be held at the offices of Weil, Gotshal & Manges LLP, 700
Louisiana, Suite 1600, Houston, Texas, on December 10, 1997, or such other place, date and time as may be mutually agreed upon by the parties hereto (the "Closing Date").

                                  ARTICLE III.

                         REPRESENTATIONS AND WARRANTIES

            3.1 Representations and Warranties of EFC. EFC hereby represents and warrants as of the date hereof and as of the Closing Date to Domain that:

                  (a) Ownership of Gulfstar Holdings. EFC owns beneficially the Gulfstar Holdings. Except as set forth on Schedule 3.1(a) to the disclosure schedules delivered by EFC to Domain pursuant to this Agreement (collectively, the "EFC Disclosure Schedules"), neither EFC nor any affiliate of EFC, directly or indirectly, of record or beneficially, owns or has any right or obligation to acquire, or has any proxy or power of attorney or other right or power to vote or otherwise control, any securities or obligations, whether debt or equity, of the Company. Except as set forth on Schedule 3.1(a) to the EFC Disclosure Schedules, EFC has full lawful right, power, authority and capacity to sell, transfer, assign and convey to Domain the Gulfstar Holdings, free and clear of all liens, claims, charges, pledges, security interests, rights, encumbrances, rights of first refusal or other restrictions of any kind or nature (including any restriction on the right to vote, sell or otherwise dispose of the Gulfstar Holdings but excluding all liens being assigned or transferred to Domain pursuant to Exhibits A and B) (collectively, "Liens"). On the Closing Date, Domain will acquire good and marketable title to the Gulfstar Holdings, free and clear of all Liens. For purposes of this Agreement "affiliate" means, with respect to any person, any person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is in common control with such person. For purposes of this Agreement "controls" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person whether through the ownership of voting stock or any equity interest, by contract or otherwise; and "person" means any individual, partnership, joint venture, corporation, limited liability company, trust,


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unincorporated organization, government or other department or agency thereof or other entity.

                  (b) Organization and Standing. EFC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. EFC is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates makes such qualification necessary, except where the failure to be so qualified or in good standing in such jurisdiction would not have a material adverse effect on EFC.

                  (c) Corporate Power and Authority. EFC has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by EFC and the consummation by EFC of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of EFC and no other corporate proceedings on the part of EFC are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by EFC and constitutes a valid and binding obligation of EFC, enforceable against EFC in accordance with its terms.

                  (d) Conflicts; Consents and Approvals. Neither the execution and delivery of this Agreement by EFC, nor the consummation of the transactions contemplated hereby will:

                  (i) conflict with, or violate any provision of the Certificate of Incorporation or By-laws (or any similar organizational document) of EFC;

                  (ii) conflict with, violate or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the termination, acceleration or cancellation of, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of EFC under, any of the terms, conditions or provisions of any note, bond, mortgage,


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indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which EFC is a party or by which any of its properties or assets may be bound;

                  (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to EFC or any of its properties or assets; or

                  (iv) require any action or consent or approval of, or review by, or registration or filing by EFC with any third party or any United States federal, state or local or any foreign government, governmental, administrative or regulatory authority, agency or commission or any court, tribunal or judicial or arbitral body (each, a "Governmental Authority") other than any actions required under federal and state securities laws as are contemplated by this Agreement;

except in the case of clauses (ii), (iii) and (iv) above, for any of the foregoing that would neither, in the aggregate, have a material adverse effect on EFC nor prevent or delay the consummation of the transactions contemplated hereby.

                  (e) Brokers. Neither EFC, nor any of its affiliates, nor any of its or their respective directors, officers, stockholders or employees, on behalf of EFC or its board of directors, has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, brokerage or finders' fees or commissions in connection with the transactions contemplated hereby. EFC is not aware of any claim against EFC for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiation of this Agreement or in connection with the transactions contemplated hereby.

                  (f) No Litigation. There are no claims, actions, suits, investigations or proceedings pending or, to the knowledge of EFC threatened, that challenges the validity or legality of this Agreement or the transactions contemplated hereby.

                  (g) Disclosure of Agreements. Schedule 3.1(g) to the EFC Disclosure Schedules is a complete and accurate listing of all documents and agreements (i) between EFC or any of its subsidiaries, directors or officers, on the one hand, and the Company or any of its subsidiaries, directors (other than employment agreements or indemnity


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agreements between such directors and EFC) or officers, on the other hand, or
(ii) to which any of the Company's properties are subject and to which EFC is a party.

                  (h) Certain RIMCO Agreement Conditions. In connection with the consummation of the transactions contemplated by the Securities Purchase Agreement dated May 15, 1997 among EFC and RIMCO Partners, L.P., et al. (the "RIMCO Agreement"), all of the conditions precedent to the obligations of EFC set forth in Sections and of the RIMCO Agreement and all of the conditions precedent to the obligations of RIMCO Partners, L.P., et al. set forth in Sections and of the RIMCO Agreement were satisfied completely and in full in accordance with their terms, and none of such conditions was waived or unsatisfied, in whole or in part.

                  (i) Investment Intent. EFC is an accredited investor as defined under the Securities Act of 1933, as amended (the "Securities Act"), and will acquire the Domain Shares for its own account to hold and maintain for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part of such shares, except for a sale thereof (i) in an offering covered by a registration statement filed with the Securities and Exchange Commission (the "Commission") under the Securities Act, covering such shares or (ii) pursuant to an applicable exemption under the Securities Act.

                  (j) Disclosure of Information. EFC has received all the information it considers necessary or appropriate for deciding whether to accept the Domain Shares pursuant to this Agreement. EFC hereby acknowledges that it has been furnished with (i) Domain's Prospectus dated June 23, 1997 relating to Domain's initial public offering of 6,000,000 shares of its Common Stock (the "IPO Prospectus") and (ii) Domain's Form 10-Q for the quarters ended June 30, 1997 and September 30, 1997. EFC further represents that it has had an opportunity to ask questions of and receive answers from Domain regarding Domain and its operations and plan of business and the terms and conditions of the issuance of the Domain Shares.

                  (k) Investment Experience. EFC acknowledges that it is able to fend for itself, can bear the economic risk of its investment in the Domain Shares and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in the Domain Shares. EFC represents it has not been organized for the purpose of acquiring such shares.


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
                  (l) Restricted Securities. EFC understands that the Domain Shares will not have been registered pursuant to the Securities Act or any applicable state securities or Blue Sky law, that such securities will be characterized as "restricted securities" under the federal securities laws and that under such laws and applicable regulations such securities cannot be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom. In this connection, EFC represents that it is familiar with Rule 144, as currently in effect, and understands the resale limitations imposed thereby and by the Securities Act. Stop transfer instructions may be issued to the transfer agent for the Domain Shares or a notation may be made in the appropriate records of Domain in connection with the Domain Shares.

                  (m) Legends. It is agreed and understood that the certificate representing the Domain Shares shall conspicuously set forth on the face or back thereof a legend in substantially the following form:

    THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED UNLESS SUCH SHARES ARE FIRST REGISTERED UNDER THAT ACT OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

                  (n) Disclosure. EFC has fully provided Domain with all the information that Domain has specifically requested from EFC in writing for deciding whether to purchase the Gulfstar Holdings pursuant to this Agreement. All such written information has been prepared by EFC in good faith, and to EFC's knowledge such information does not contain any untrue statement of a material fact or omit to state therein a material fact necessary to make the statements made therein not misleading.

                  (o) Certain Defined Terms. For purposes of the representations and warranties of EFC set out in Section , the Company and each subsidiary of the Company shall be deemed not to be affiliates or subsidiaries of EFC.

            3.2 Representations and Warranties of Domain. Domain hereby represents and warrants as of the date hereof and as of the Closing Date to EFC that:

                  (a) Organization and Standing. Domain is a corporation duly organized, validly existing and in good


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standing under the laws of the State of Delaware with full power and authority to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Domain is duly qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the property it owns, leases or operates makes such qualification necessary, except where the failure to be so qualified or in good standing in such jurisdiction would not have a material adverse effect on Domain. The copies of the Certificate of Incorporation and By-laws of Domain which have previously been made available to EFC are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

                  (b) Capitalization of Domain. Domain's authorized capital stock consists solely of (a) 25,000,000 shares of common stock, $.01 par value per share, and (b) 5,000,000 shares of preferred stock, $.01 par value per share ("Domain Preferred Stock"). As of November 4, 1997, (i) 14,610,121 shares of Domain Common Stock were issued of which 14,607,729 were outstanding and 2,392 were held by Domain as treasury shares, (ii) 862,547 shares of Domain Common Stock were issuable upon the exercise or conversion of options, warrants or convertible securities granted or issuable by Parent and (iii) no shares of Domain Preferred Stock were issued and outstanding. Since September 30, 1997, with the exception of the Domain Common Stock issued to EFC pursuant hereto and to Enron Capital & Trade Resources Corp. ("ECT") pursuant to the Stock Purchase Agreement dated November 21, 1997 (the "Stock Purchase Agreement"), by and between Domain and ECT, Domain has not issued any shares of its capital stock except upon the exercise of such options, warrants or convertible securities. Each outstanding share of capital stock of Domain is, and all shares of Domain Common Stock to be issued pursuant hereto will be when issued in accordance with the terms hereof, duly authorized and validly issued, fully paid and nonassessable and free of any preemptive rights. As of the date hereof, other than as set forth above or on Schedule 3.2(b) to the disclosure schedules delivered by Domain to EFC pursuant to this Agreement (collectively, the "Domain Disclosure Schedules"), there are no outstanding shares of capital stock or subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer by Domain of any securities of Domain, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of Domain; and Domain has no


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
obligation of any kind to issue any additional securities, other than the Domain Common Stock to be issued to EFC pursuant hereto and to ECT pursuant to the Stock Purchase Agreement or to pay for securities of Domain or any predecessor. Domain has no outstanding bonds, debentures, notes or other similar obligations the holders of which have the right to vote generally with holders of Domain Common Stock.

                  (c) Corporate Power and Authority. Domain has full corporate power and authority to execute and deliver this Agreement and the Registration Rights Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Registration Rights Agreement by Domain and the consummation by Domain of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of Domain and no other corporate proceedings on the part of Domain are necessary to approve this Agreement and the Registration Rights Agreement, and to consummate the transactions contemplated hereby or thereby. This Agreement has been, and upon execution and delivery the Registration Rights Agreement will have been, duly and validly executed and delivered by Domain and constitute (and in the case of the Registration Rights Agreement will upon such delivery constitute) the valid and binding obligations of Domain, enforceable against Domain in accordance with their terms.

                  (d) Conflicts; Consents and Approvals. Neither the execution and delivery of this Agreement or the Registration Rights Agreement by Domain, nor the consummation of the transactions contemplated hereby or thereby will:

                  (i) conflict with, or violate any provision of the Certificate of Incorporation or By-laws of Domain or any subsidiary of Domain;

                  (ii) conflict with, violate or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the termination, acceleration or cancellation of, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Domain or any subsidiary of Domain under, any


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
      of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which Domain or any subsidiary of Domain is a party or by which any of their respective properties or assets may be bound;

                  (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Domain or any subsidiary of Domain or any of their respective properties or assets; or

                  (iv) require any action or consent or approval of, or review by, or registration or filing by Domain with any third party or any Governmental Authority, other than any actions required under federal and state securities laws as are contemplated by this Agreement;

except in the case of clauses (ii), (iii) and (iv) above, for any of the foregoing that would neither, in the aggregate, have a material adverse effect on Domain nor prevent or delay the consummation of the transactions contemplated hereby.

                  (e) Domain Shares. The Domain Shares to be issued to EFC pursuant to Section 1.2 and, if elected by EFC, Section have been duly authorized for such issuance pursuant to this Agreement and, when issued and delivered by Domain upon EFC's transfer of the Gulfstar Holdings to Domain in accordance with this Agreement, will be validly issued, fully paid and nonassessable. The issuance of the Domain Shares under this Agreement is not subject to any preemptive rights.

                  (f) Investment Purpose. Domain is an accredited investor as defined under the Securities Act, and will acquire the Gulfstar Holdings for its own account to hold and maintain for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part of the Gulfstar Holdings, except for a sale thereof (i) in an offering covered by a registration statement filed with the Commission under the Securities Act covering the Gulfstar Holdings or (ii) pursuant to an applicable exemption under the Securities Act.

                  (g) Brokers. Except as disclosed on Schedule 3.2(g) to the Domain Disclosure Schedules, neither Domain nor any of its directors, officers, stockholders or


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
employees, on behalf of Domain or its board of directors, has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, brokerage or finders' fees or commissions in connection with the transactions contemplated hereby. Domain is not aware of any claim against Domain for payment of any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiation of this Agreement or in connection with the transactions contemplated hereby.

                  (h) Litigation. Except as disclosed on Schedule 3.2(h) to the Domain Disclosure Schedules, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Domain threatened, against Domain before any Governmental Authority which, individually or in the aggregate, would have a material adverse effect on Domain or a material adverse effect on the ability of Domain to consummate the transactions contemplated by this Agreement. Except as disclosed on Schedule 3.2(h) to the Domain Disclosure Schedules, Domain is not subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate, would have a material adverse effect on Domain or a material adverse effect on the ability of Domain to consummate the transactions contemplated hereby.

                  (i) Financial Statements. Domain has delivered to EFC the audited financial statements of Domain and its predecessor as of and for the respective years ended December 31, 1996, December 31, 1995 and December 31, 1994 (the "Domain Audited Financials") and Domain's unaudited financial statements consisting of a balance sheet as of the end of the respective interim periods ended March 31, 1997, June 30, 1997 and September 30, 1997 and the related statements of income, retained earnings and cash flows for the periods then ended (the "Domain Interim Financials" and, together with the Domain Audited Financials, the "Domain Financial Statements"). The Domain Financial Statements fairly present in conformity with generally accepted accounting principles consistently applied ("GAAP") the financial position and assets (collectively, the "Domain Assets") and liabilities of Domain as of the dates thereof and Domain's results of operations and cash flows for the periods then ended (subject, in the case of any of the Domain Interim Financials, to the absence of notes and to normal, recurring year-end adjustments). The balance sheet as of September 30, 1997, included as a part of the Domain Interim Financials is referred to herein as the "Domain Interim Balance Sheet", and the date thereof is referred to herein as the "Domain Interim Balance Sheet Date".

                  (j) Liabilities. Domain has no Liabilities, and no material Domain Assets are subject to any Liabilities, except (a) to the extent specifically disclosed on or provided for in the Domain Interim Balance Sheet;
(b) Liabilities incurred since the Domain Interim Balance Sheet Date in the ordinary course of its business; (c) Liabilities that were not required under GAAP to have been specifically disclosed or reserved for on the Domain Interim Balance Sheet; and (d) Liabilities under or contemplated by this Agreement or disclosed hereunder. All Liabilities required under GAAP to be specifically disclosed or reserved for on the Domain Interim Balance Sheet are disclosed or reserved for thereon. For purposes of this Section , "Liability" means any direct liability, indebtedness, obligation, expense, claim, loss, damage, deficiency, guaranty or endorsement of or by any Person, absolute or contingent, accrued or unaccrued, due or to become due, liquidated or unliquidated.

                  (k) No Default. Domain is not in default, and no notice of alleged default has been received by Domain, under any material contract or agreement to which Domain is a party, no other party to any such contract or agreement is in default to the knowledge of Domain, and there exists no condition or event that, after notice or lapse of time or both, would constitute a default by Domain under any such contract or agreement, in each case which default would have a material adverse effect on the business, properties or financial condition of Domain and its subsidiaries, taken as a whole.

                  (l) Disclosure. Domain has fully provided EFC with all the information that EFC has specifically requested from Domain in writing for deciding whether to accept the Domain Shares pursuant to this Agreement. All such written information has been prepared in good faith by Domain and does not contain any untrue statement of a material fact or omit to state therein a material fact (other than those facts EFC recognizes to be industry risks normally associated with the oil and gas exploration and production business) necessary to make the statements made therein not misleading.

            (m) Domain SEC Documents. Each of Domain and its material subsidiaries has timely filed with the Commission all forms, reports, schedules, statements, exhibits and other documents required to be filed by it since June 23, 1997 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the "Exchange Act") or the Securities Act (such documents, as supplemented and amended since the time of filing, together with Domain's Registration Statement on Form S-1 under the Securities Act, No. 333-24641 (the "Registration Statement"), collectively, the "Domain SEC Documents"). The Domain SEC Documents, including, without limitation, any financial statements or schedules included therein, at the time filed (and, in the case of the Registration Statement, on the date of effectiveness thereof)
(a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. The financial statements (including the related notes) of Domain included in the Domain SEC Documents were prepared in accordance with GAAP during the periods involved (except as may be indicated in the notes thereto), and fairly present (subject in the case of unaudited statements to the absence of notes and to normal, recurring and year-end audit adjustments) the consolidated financial position of Domain as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended.

                                   ARTICLE IV.

          ADDITIONAL AGREEMENTS, COVENANTS AND REPRESENTATIONS

            4.1 Reasonable Business Efforts. EFC and Domain shall use their reasonable business efforts to (i) obtain all approvals and consents required by or necessary for the transactions contemplated by this Agreement and (ii) ensure that all of the conditions to the respective obligations of EFC and Domain contained in Article VI are satisfied timely.

            4.2 Confidentiality. After the Closing Date, EFC shall not, directly or indirectly, use or provide to, and shall not permit any affiliate, directly or indirectly, to use or provide to any other person, other than Domain and its affiliates any information concerning the business or operations (financial or other) of the Company or the terms of the transactions contemplated hereby, except as on the advice of counsel is required in governmental filings or judicial, administrative or arbitration proceedings; provided, that EFC shall be permitted to provide such information (i) to any of its affiliates (it being understood and agreed that EFC will be responsible for compliance by EFC's affiliates with the terms of this Section 4.2) and (ii) so long as such information is not (A) proprietary or technical (including without limitation geological, geophysical or seismic data or interpretations, maps, graphs and similar data), (B) information concerning oil and gas reserve quantities, reserve reports, projections, economic analyses or drilling and/or acquisition opportunities or
(C) customarily confidential to customers of EFC or its affiliates, to companies, partnerships or other business entities with whom EFC or an affiliate (excluding Enron Oil & Gas Company) is proposing to engage in a financing transaction in which EFC believes in good faith that disclosure of information about the Company permitted to be disclosed hereunder is necessary to further a legitimate business interest of EFC in connection with such proposed financing; and provided, further, that the foregoing covenant shall not be applicable to any information of the Company that is public (other than as a consequence of disclosure by EFC or any affiliate of EFC in violation of the terms of this
Section 4.2).

            4.3 Certain Prohibited Actions. From the execution hereof through the Closing, unless this Agreement is earlier terminated and except as otherwise provided herein, EFC shall not:

                  (a) offer to sell, sell, pledge or otherwise dispose of or transfer any interest in or encumber with any Lien any of the Gulfstar Holdings;

                  (b) acquire any securities or debt obligations of the Company;

                  (c) deposit any of the Common Stock or the Preferred Stock into a voting trust, enter into a voting agreement or arrangement with respect to any of the Common Stock or the Preferred Stock (except as provided for in this Agreement) or grant any proxy or power of attorney with respect to any of the Gulfstar Holdings other than pursuant to this Agreement; or

                  (d) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment or other disposition of or transfer of any interest in or the voting of any securities or obligations of the Company.

            4.4 Mutual Representation. Domain has had access to all books and records of the Company which it has deemed desirable or appropriate to examine; EFC has had access to all books and records of Domain which it has deemed desirable or appropriate to examine; and they have each made all additional inquiries and investigations of the Company and Domain, respectively, which each has deemed desirable or appropriate for purposes of the transactions contemplated by this Agreement. Except for the representations and warranties of Domain set forth in Section 3.2 of this Agreement and of EFC set forth in Section 3.1 of this Agreement and in Exhibits A and B hereto, neither Domain nor EFC is making, in this Agreement or otherwise, any representations or warranties to the other.

            4.5 Further Assurances. From time to time after the Closing, EFC will execute and deliver, or cause to be executed and delivered, without further consideration, such other instruments of conveyance, assignment, transfer and delivery and will take such other actions as Domain may reasonably request in order to more effectively transfer, convey, assign and deliver to Domain, and to place Domain in possession and control of, the Gulfstar Holdings and to enable Domain to exercise and enjoy all rights and benefits of EFC with respect thereto.

            4.6 Registration Rights Agreement. Domain and EFC hereby agree to enter into a registration rights agreement, in substantially the form set forth as Exhibit C hereto (the "Registration Rights Agreement"), at (and subject to the occurrence of) the Closing pursuant to which Domain will agree to register under the Securities Act the Domain Shares upon the terms and subject to the conditions contained in the Registration Rights Agreement.

            4.7   Voting Matters.

                  (a) EFC hereby agrees that in connection with the solicitation of any written consent of any holders of shares of capital stock of the Company or at any special meeting of stockholders of the Company (the "Special Meeting") called to consider and vote upon the Merger Agreement, any adjournment thereof or any other meeting of the holders of shares of capital stock of the Company, however called, EFC shall vote, and cause to be voted, all shares of Common Stock and Preferred Stock (i) in favor of the Merger Agreement and the transactions contemplated thereby (the "Merger"), and any actions required in furtherance thereof or (ii) against any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially adversely affect the Merger Agreement and/or the Merger contemplated thereby. In furtherance thereof, EFC hereby irrevocably appoints Domain Sub, its officers, agents and nominees, with full power of substitution, as proxy, being an appointment coupled with an interest, to vote the Common Stock and the Preferred Stock for and in the name, place and stead of EFC at the Special Meeting or at any adjournment thereof or any other meeting of the holders of shares of capital stock of the Company, however called, or pursuant to any consent in lieu of a meeting, or otherwise, in favor of the Merger Agreement and the Merger. This proxy shall be irrevocable, it being coupled with an interest sufficient in law to support an irrevocable proxy. Except as expressly provided in this Agreement, the Common Stock and the Preferred Stock shall be voted by and in the manner determined by EFC in its sole and absolute discretion. EFC shall not enter into any agreement or understanding with any person the effect of which would be inconsistent or violative of the provisions and agreements contained in this
Section 4.7.

                  (b) The proxy granted pursuant to Section 4.7 above shall expire upon the earliest to occur of (i) the Closing and (ii) the termination of the Merger Agreement.

                  (c) EFC hereby revokes any and all previous proxies given by it with respect to the Common Stock.

                  (d) EFC hereby agrees to permit Domain (i) to publish and disclose in the Information Memorandum/Consent Solicitation to be furnished to holders of shares of capital stock of the Company or (ii) with the consent of EFC, which such consent shall not be unreasonably withheld, to disclose in any press release or other public announcement related to the Merger, the identity of, and ownership of Common Stock and Preferred Stock by, EFC and the nature of the commitments, arrangements and understandings of EFC under this Agreement, unless such disclosure is (A) necessary to comply with applicable laws or New York Stock Exchange requirements, in which case Domain shall provide the text of such disclosure to EFC before the disclosure and permit EFC to comment on such disclosure or (B) proposed to be made in response to comments by the Commission regarding any filing by Domain with the Commission.

      Section 4.8  Domain Shares.

            Domain shall take all actions required, if any, to cause the Domain Shares to be listed on the New York Stock Exchange (the "NYSE") and shall give such notice as may be required to the NYSE with respect to the transactions contemplated hereby.

                                   ARTICLE V.

                                 INDEMNIFICATION

            5.1 Indemnification by Domain. Domain agrees to indemnify, defend and hold harmless, EFC and its directors, officers, employees, agents, representatives and controlled and controlling persons (hereinafter, collectively "EFC's Related Persons"), from and against all Claims asserted against, relating to, imposed upon or incurred by EFC or EFC's Related Persons, directly or indirectly, by reason of, arising out of, or resulting from (i) the inaccuracy or breach of any covenant, representation or warranty of Domain contained in this Agreement or (ii) the Agreement from EFC in favor of I.S.S. Compression, Inc., which Agreement provides assurances from EFC with respect to the Company's performance under, and was executed in connection with, the Amendment to Lease Rental Agreements made and entered into as of September 1, 1997, between I.S.S. Compression, Inc. and the Company. As used in this Article V, the term "Claim" shall include (x) all debts, liabilities and obligations;
(y) all losses, damages, costs and expenses (including, without limitation, prejudgment interest in any litigated matter), penalties, court costs and reasonable attorneys' fees and expenses; and (z) all demands, claims, actions, costs of investigation, causes of action, proceedings, arbitrations, judgments, settlements and assessments, whether or not ultimately determined to be valid, with the exception of punitive or exemplary damages not sustained in an action by a third party.

            5.2 Indemnification by EFC. EFC hereby agrees to indemnify, defend and hold harmless Domain, and its directors, officers, employees, agents, representatives and controlled and controlling persons (hereinafter, collectively "Domain's Related Persons"), from and against all Claims asserted against, relating to, imposed upon or incurred by Domain or Domain's Related Persons, directly or indirectly, by reason of, arising out of, or resulting from the inaccuracy or breach of any covenant, representation or warranty of EFC contained in this Agreement.

            5.3 Defense of Third Party Claims. In the event any Claim is asserted against any indemnified party by a third party, the indemnified party shall with reasonable promptness notify the indemnifying party of such Claim. Pursuant to its defense obligation provided in Section 5.1 or Section 5.2, the indemnifying party shall employ counsel satisfactory to the indemnified party and shall take such other steps as are reasonably necessary or appropriate to defend the indemnified party against such Claim.

            5.4 Survival of Representations and Warranties. All representations and warranties contained in this Agreement shall survive the Closing hereunder and shall remain in full force and effect through the date that is one year after the Closing Date, except as to any matters with respect to which a bona fide written Claim shall have been made or an action at law or in equity shall have commenced before such date, in which event survival shall continue until the final resolution of such Claim or action, including all applicable periods for appeal.

                                   ARTICLE VI.

                              CONDITIONS TO CLOSING

            6.1 Conditions to the Obligation of Domain. The obligation of Domain to proceed with the Closing contemplated hereby is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by Domain:

                  (a) EFC shall have complied in all respects with each of its covenants and agreements contained herein and each of its representations and warranties contained in this Agreement shall have been true and correct as of the date hereof and shall be deemed to have been made again at and as of the Closing Date and shall then be true and correct in all respects.

                  (b) Domain shall have received a certificate, dated as of the Closing Date, of an executive officer of EFC certifying as to the matters specified in Section hereof.

                  (c) Domain shall have received from Bracewell & Patterson, L.L.P., counsel to EFC, an opinion dated the Closing Date in form reasonably acceptable to Domain and its counsel.

                  (d) EFC shall have delivered resignations, effective as of the Closing Date, of each of its representatives on the board of directors of the Company.

                  (e) As of the Closing, there shall not be any pending or threatened litigation or proceeding to restrain or prohibit or otherwise materially interfere with the consummation of the transactions contemplated by this Agreement or the ownership of the Gulfstar Holdings by Domain after the Closing Date or to obtain material damages or other relief in connection with the consummation of the transactions contemplated by this Agreement.

                  (f) EFC shall have delivered to Domain (a) certificates representing the Common Stock and the Preferred Stock (together with stock powers duly endorsed by EFC so that the Common Stock and the Preferred Stock may be duly registered in Domain's name), and (b) the original Notes, each duly endorsed to Domain.

                  (g) EFC shall have executed and delivered to Domain an Assignment and Assumption Agreement in the form attached as Exhibit A for the purpose of assigning to Domain all of the right, title, and interest of EFC in and to the agreements listed in such Assignment and Assumption Agreement or on an exhibit attached thereto.

                  (h) EFC shall have executed and delivered to Domain an Assignment of Liens and Security Interests substantially in the form attached as Exhibit B for the purpose of assigning to Domain all of the right, title, and interest of EFC in, to and under each mortgage and each security agreement listed in the Assignment of Liens and Security Interests or on an exhibit attached thereto, in each case with corresponding UCC-3 financing statements evidencing such assignment, in form and substance reasonably satisfactory to Domain.

                  (i) The transactions contemplated by the Stock Purchase Agreement shall have been consummated, or shall by consummated simultaneously with the Closing hereunder.

                  (j) The Board of Directors of the Company shall have duly called and noticed the Special Meeting, or completed the successful solicitation of written consents in lieu thereof.

                  (k) The transactions contemplated by the Merger Agreement shall not have been terminated.

                  (l) The condition precedent to Domain's and Domain Sub's obligations to consummate the Merger set forth in Section 6.3(a) of the Merger Agreement shall have been fulfilled.

                  (m) The Company and Fairfield Industries Incorporated shall have executed and delivered the letter agreement in the form attached as Exhibit D.

                  (n) Domain and Cheyenne Petroleum Company shall have executed and delivered the letter agreement in the form attached as Exhibit E.

            6.2 Conditions to the Obligation of EFC. The obligation of EFC to proceed with the Closing contemplated hereby is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by EFC:

                  (a) Domain shall have complied in all respects with each of its covenants and agreements contained herein, including, without limitation, the execution and delivery of the Registration Rights Agreement, and each of its representations and warranties contained in this Agreement shall have been true and correct as of the date hereof and shall be deemed to have been made again at and as of the Closing Date and shall then be true and correct in all respects.

                  (b) EFC shall have received a certificate, dated the Closing Date, of an executive officer of Domain certifying as to the matters specified in Section hereof.

                  (c) EFC shall have received from Weil, Gotshal & Manges LLP, counsel to Domain, an opinion dated the Closing Date in form reasonably acceptable to EFC and its counsel.

                  (d) As of the Closing, there shall not be any pending or threatened litigation or proceeding to restrain or prohibit or otherwise materially interfere with the consummation of the transactions contemplated by this Agreement or the ownership of the Gulfstar Holdings by Domain after the Closing Date or to obtain material damages or other relief in connection with the consummation of the transactions contemplated by this Agreement.

                  (e) The transactions contemplated by the Stock Purchase Agreement shall have been consummated, or shall by consummated simultaneously with the Closing hereunder.

                  (f) The Board of Directors of the Company shall have duly called and noticed the Special Meeting, or completed the successful solicitation of written consents in lieu thereof.

                  (g) The transactions contemplated by the Merger Agreement shall not have been terminated.

                  (h) EFC shall have received a stock certificate in the name of EFC or its designee representing all of the Domain Shares.

                                  ARTICLE VII.

                                   TERMINATION

            7.1 Events of Termination. Notwithstanding any other provisions hereof, this Agreement shall terminate upon the occurrence of any of the following events:

                  (a)   The written consent of Domain and EFC;

                  (b) By Domain in writing, if EFC shall materially breach any of its representations, warranties or covenants contained herein, which failure or breach is not cured within ten (10) days after Domain shall have notified EFC of Domain's intent to terminate this Agreement pursuant to this subparagraph
(b);

                  (c) By EFC in writing, if Domain shall materially breach any of its representations, warranties or covenants contained herein, which failure or breach is not cured within ten (10) days after EFC has notified Domain of EFC's intent to terminate this Agreement pursuant to this subparagraph (c);

                  (d) By either Domain or EFC in writing, if there shall be any order, writ, injunction or decree of any court or governmental or regulatory agency binding on Domain or EFC, which prohibits or restrains Domain or EFC from consummating the transactions contemplated hereby, provided that Domain and EFC shall have used their reasonable best efforts to have any such order, writ, injunction or decree lifted and the same shall not have been lifted within thirty (30) days after entry by any such court or governmental or regulatory agency;

                  (e) By either Domain or EFC, in writing, if for any reason the Closing has not occurred by December 15, 1997;

                  (f) By Domain in writing, if the unanimous approval of the Merger Agreement and the Merger by the Company's Board of Directors and their unanimous recommendation thereof to the holders of shares of capital stock of the Company shall be modified or rescinded, or such Board of Directors shall have resolved to do so, or any member thereof shall have proposed in writing that the Company's Board of Directors do any of the foregoing; or

                  (g) By either Domain or EFC, in writing, if the Merger Agreement is terminated.

            7.2 Effect of Termination. The following provisions apply in the event of a termination of this Agreement:

                  (a) If this Agreement is terminated by Domain or by EFC not as the result of the negligent or willful failure of any party to perform its obligations hereunder, such termination shall be without liability to any party to this Agreement or any shareholder, affiliate, director, officer, partner, employee, agent or representative of such party.

                  (b) EFC and Domain acknowledge that the Gulfstar Holdings are not readily available in the open market, are unique, and are specifically identifiable. Accordingly, EFC and Domain further agree and stipulate that if the Closing does not occur because of the negligent or willful failure of Domain, on the one hand, or EFC, on the other hand, to perform their respective obligations hereunder, (i) monetary damages and any other remedy at law will not be adequate, (ii) the non-defaulting party shall be entitled to specific performance as the remedy for such breach, (iii) each party hereto agrees to waive any objection to the remedy of specific performance, (iv) each party agrees that the granting of specific performance by any court will not be deemed to be harsh or oppressive to the party who is ordered specifically to perform its obligations under this Agreement, and (v) in connection with any action for specific performance, the prevailing party shall be entitled to reasonable attorneys' fees and other costs of prosecuting or defending such action.

                  (c) The right to seek specific performance hereunder shall not preclude any party from seeking any other remedy at law or in equity.

                                  ARTICLE VIII.

                                  MISCELLANEOUS

            8.1 Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits thereof by giving written notice of such waiver to the other party. This Agreement may not be amended or supplemented at any time, except by an instrument in writing signed on behalf of each party hereto. The waiver by any party hereto of any condition or of a breach of another provision of this Agreement shall not operate or be construed as a waiver of any other condition or subsequent breach.

            8.2 Assignment. This Agreement shall inure to the benefit of and will be binding upon the parties hereto and their respective legal representatives, successors and permitted assigns.

            8.3 Notices. All notices, requests, demands, claims and other communications which are required to be or may be given under this Agreement shall be in writing, and shall be deemed to have been duly given if (i) delivered in person or by courier, (ii) sent by telecopy or facsimile transmission, answer back requested, or (iii) mailed, certified first class mail, postage prepaid, return receipt requested, to the parties hereto at the following addresses:

            if to Domain Energy Corporation:

                  Domain Energy Corporation
                  16801 Greenspoint Park Drive, Suite 2000
                  Houston, Texas 77060
                  Telecopy:   (281) 618-1977
                  Attention:        Michael V. Ronca
                                    President and CEO

            with a copy to:

                  James L. Rice III
                  Weil, Gotshal & Manges LLP
                  700 Louisiana, Suite 1600
                  Houston, Texas 77002
                  Telecopy: (713) 224-9511
            if to EFC:

                  c/o Enron Capital & Trade Resources Corp.
                  1400 Smith Street
                  Houston, Texas 77002
                  Phone: (713) 853-1939
                  Telecopy: (713) 646-4039 or (713) 646-4946
                  Attention:        Donna W. Lowry

            with a copy to:

                  Enron Capital & Trade Resources Corp.
                  1400 Smith Street
                  Houston, Texas 77002
                  Phone: (713) 853-5419
                  Telecopy: (713) 646-3393
                  Attention:        W. Lance Schuler

            and:

                  John L. Keffer
                  Bracewell & Patterson, L.L.P.
                  711 Louisiana, Suite 2900
                  Houston, Texas 77002
                  Telecopy: (713) 221-1212

or to such other address as any party shall have furnished to the other by notice given in accordance with this Section 8.3. Such notices shall be effective, (i) if delivered in person or by courier, upon actual receipt by the intended recipient, (ii) if sent by telecopy or facsimile transmission, when the answer back is received, or (iii) if mailed, upon the earlier of five days after deposit in the mail and the date of delivery as shown by the return receipt therefor.

            8.4 Governing Law. This Agreement shall be governed by and construed in accordance with the law of Texas without giving effect to the principles of conflicts of law thereof.

            8.5 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall continue in full force and effect and shall in no way be affected, impaired or invalidated.

            8.6 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

            8.7 Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

            8.8 Entire Agreement; Third Party Beneficiaries. This Agreement and the other written agreements contemplated hereby or specifically referred to herein constitute the entire agreement and supersede all other prior agreements and understandings, both oral and written, among the parties or any of them, relating to the subject matter hereof. There are no oral agreements between the parties hereto relating to the subject matter hereof. Neither this nor any document delivered in connection with this Agreement confers upon any person not a party hereto any rights or remedies hereunder except as provided in Article V.

            8.9   Arbitration.

                  (a) Binding Arbitration. On the request of any party hereto, whether made before or after the institution of any legal proceeding, any action, dispute, claim or controversy of any kind now existing or hereafter arising between any of the parties hereto in any way arising out of, pertaining to or in connection with this Agreement (a "Dispute") shall be resolved by binding arbitration in accordance with the terms hereof. Any party hereto may, by summary proceedings, bring an action in court to compel arbitration of any Dispute.

                  (b) Governing Rules. Any arbitration shall be administered by the American Arbitration Association (the "AAA") in accordance with the terms of this Section , the Commercial Arbitration Rules of the AAA, and, to the maximum extent applicable, the Federal Arbitration Act. Judgment on any award rendered by an arbitrator may be entered in any court having jurisdiction.

                  (c) Arbitrators. Any arbitration shall be conducted before a three person panel of neutral arbitrators. Such panel shall consist of one person from each of the following categories: (i) an attorney who has practiced in the area of commercial law for at least 10 years or a retired judge at the Texas or United States District Court or an appellate court level; (ii) a person with at least 10 years experience in mergers and acquisitions, and (iii) a person with at least 10 years experience in the petroleum industry (collectively, the "Arbitrators"). The AAA shall submit a list of persons meeting the criteria outlined above for each category of arbitrator, and the parties shall select one person from each category in the manner established by the AAA. If the parties cannot agree on an arbitrator within 30 days after the request for an arbitration, then any party may request the AAA to select an arbitrator. The Arbitrators may engage engineers, accountants or other consultants that the Arbitrators deem necessary to render a conclusion in the arbitration proceeding.

                  (d) Conduct of Arbitration. To the maximum extent practicable, an arbitration proceeding hereunder shall be concluded within 180 days of the filing of the Dispute with the AAA. Arbitration proceedings shall be conducted in Houston, Texas. Arbitrators shall be empowered to impose sanctions and to take such other actions as the arbitrators deem necessary to the same extent a judge could impose sanctions or take such other actions pursuant to the Federal Rules of Civil Procedure and applicable law. At the conclusion of any arbitration proceeding, the Arbitrators shall make specific written findings of fact and conclusions of law. The Arbitrators shall have the power to award recovery of all costs and fees to the prevailing party. The parties hereto each agrees to keep all Disputes and arbitration proceedings strictly confidential except for disclosure of information required by applicable law or the rules of the NYSE. It is expressly agreed that the Arbitrators shall have no authority to award treble, exemplary or punitive damages of any type under any circumstances regardless of whether such damages may be available under Texas law, the parties hereby waiving their right, if any, to recover treble, exemplary or punitive damages in connection with any Dispute.

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                                  26

            IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.




                                             ENRON FINANCE CORP.

                                             By:
                                                ---------------------------
                                                 Timothy J. Detmering
                                                 Vice President



                                             DOMAIN ENERGY CORPORATION

                                             By:
                                                ---------------------------
                                                 Michael V. Ronca
                                                 President & CEO





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